UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 23, 2003

AIRSPAN NETWORKS INC.

(Exact name of registrant as specified in its charter)

Washington	000-31031	75-2743995
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

777 Yamato Road, Suite 105, Boca Raton, Florida 33431

(Address of principal executive offices) (Zip code)

(561) 893-8670

(Registrant’s telephone number, including area code)

Item 2. Acquisition or Disposition of Assets

On December 23, 2003, Airspan Networks, Inc. completed an agreement with Nortel Networks to acquire the Fixed Wireless Access (“FWA”) business of Nortel Networks in accordance with the terms and conditions of a contemporaneously executed and delivered Purchase and Sale Agreement. The purchase price of approximately $12.9 million was offset at closing against customer prepayments totaling approximately $14.9 million transferred to Airspan as part of the transaction. Airspan assumed the product supply obligations associated with the customer prepayments and certain other liabilities and obligations of Nortel Networks relating to the FWA business sold to Airspan. As part of the transaction, Airspan acquired Nortel Networks’ inventory relating to the FWA business as well as existing assets associated with the manufacture, development and support of the FWA product line. In addition, Airspan agreed to hire Nortel Networks workforce directly employed in the FWA business, which at closing totaled 26 persons who are currently located in Maidenhead, England and Sunrise, Florida. Airspan also assumed Nortel Networks current manufacturing obligations for the assembly and final testing of FWA products. A copy of the Purchase and Sale Agreement is included in this report as Exhibit 99.1.

Item 7. Financial Statements and Exhibits

(a)	Financial Statements

The Company shall file financial statements by an amendment to this Form 8-K within 60 days from the due date of this filing.

(b)	Pro Forma Financial Information

The Company shall file pro forma financial information by an amendment to this Form 8-K within 60 days from the due date of this filing.

(c)	Exhibits

Exhibit 99.1 – Purchase and Sale Agreement, dated as of December 23, 2003, by and between Nortel Networks Limited and Airspan Networks, Inc.

Exhibit 99.2 – Airspan Networks, Inc. Press Release dated December 23, 2003.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRSPAN NETWORKS, INC.

Dated: December 24, 2003	By:	/s/ Peter Aronstam
Peter Aronstam
Senior Vice President and
Chief Financial Officer

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EXHIBIT INDEX

Exhibit	Description of Document

Exhibit 99.1	Purchase and Sale Agreement, dated as of December 23, 2003, by and between Nortel Networks Limited and Airspan Networks, Inc.

Exhibit 99.2	Airspan Networks, Inc. Press Release dated December 23, 2003.

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